                                                                 Exhibit 10.11.1

                             EMPLOYMENT AGREEMENT


                               MARK E. BROCKBANK

                                     INDEX
                                     -----

1.   Service Agreement, dated 1st January, 1995.

2.   Addendum to Service Agreement, dated 9th March, 1995

3.   Letter to amend the Service Agreement, dated 29th September, 1995.

4. Letter to amend the Contract of Employment, dated 13th December, 1995 (operation of notice and restriction period).

5. Letter referring to restrictions on use of name and non-competition clause, dated 13th December, 1995.

                               1ST JANUARY 1995


                         (1)  THE BROCKBANK GROUP PLC

                         (2)  ME BROCKBANK



                           ________________________
                               SERVICE AGREEMENT
                           ________________________


The Brockbank Group Plc
Fitzwilliam House
10 St. Mary Axe
LONDON
EC3A 8BS

I hereby relinquish my five year rolling Service Agreement dated 28th September 1988 and accept the attached Service Agreement as a replacement with immediate effect.


Signed ________________________________________
       ME BROCKBANK

Dated 9th March 1995.

THIS AGREEMENT is made on 1st January 1995 BETWEEN
--------------                             -------

(1) THE BROCKBANK GROUP PLC (registered in England under number 1844295) whose registered office is at Fitzwilliam House, 10 St. Mary Axe., London EC3A 8BS ("the Company"); and

(2)  ME BROCKBANK of 48 Gloucester Square, London W23TQ ("the Executive")

1.        APPOINTMENT

1.1 The Company hereby appoints the Executive and the Executive hereby agrees to serve the Company as Chief Executive Officer and as a director of such Group Company as the Company shall from time to time nominate and notify in writing to the Executive upon the terms and conditions hereinafter contained.

1.2 The Company shall employ the Executive and the Executive shall serve the Company and any applicable Group Company (subject to the provisions of Clause 12) as from the Commencement Date unless and until either party shall give to the other not less than twelve months' written notice.

1.3 The Executive's written period of continuous employment with the Company began on 01 October 1980.

2.        DUTIES

2.1 The Executive shall perform such duties as are consistent with his position and exercise such powers in relation to the business of the Company and any Group Company as from time to time may be assigned to or vested in him by the Board. Such duties may relate to the Company or any Group Company and will be performed by the Executive subject to such restrictions consistent as aforesaid as the Board may from time to time impose.

2.2 During the term of his engagement hereunder the Executive (unless prevented by ill-health or accident or during any permitted holiday absences) shall devote to his duties hereunder substantially his full time attention and abilities for the proper discharge of his duties.

2.3 The Executive shall in all respects conform to and comply with the directions and regulations from time to time given or made by the Board and shall well and faithfully serve the Company and the Group Companies and shall use his best endeavours to promote and develop the respective interests thereof.

2.4 The Executive shall comply with all regulatory requirements of Lloyd's applicable to him and all Group Companies to the extent consistent with his responsibilities from time to time in force.

2.5 The Company shall be under no duty to provide the Executive with any work during any notice period hereunder and, during such period, may require the Executive to perform his duties from his home address.

3.        REMUNERATION

3.1 The Company shall pay to the Executive during the term of his engagement a salary at the rate of (Pounds)300,000 per annum or such higher rate as may from time to time be agreed or determined by the Board and notified to the Executive in writing. Such salary shall be paid in equal monthly installments in arrears on the 26th day of each month and shall be subject to review (with no obligation to award an increase in salary) annually by the Board.

3.2 Payments to be made to the Executive pursuant to the provisions of Clause 3.1 shall be deemed to accrue from day to day and the Executive shall be entitled to a rateable proportion of his salary for any broken period in the event of the engagement commencing or terminating during any month.

3.3 The Executive shall be entitled to receive his full salary during permitted holiday periods and also in respect of any period for which he is prevented by illness, accident or other incapacity from properly performing his duties hereunder, provided that where the absence is due to illness, accident or other incapacity the Executive shall if required by the Board furnish evidence thereof satisfactory to the Board and the Executive shall give credit to the Company for the amount of any sums he shall be entitled to claim by way of social security benefits and any scheme for the time being in force of which the Executive is a member by virtue of his engagement by the Company is consequence of such illness accident or other incapacity.

3.4 In the event that the Executive shall be required to perform any duties or exercise any powers in relation to any Group Company in accordance with the provisions of Clause 2.1 such proportion as the Board may determine having regard to the nature and extent of such duties of the Executive's remuneration may be paid by the Group Company or Group Companies shall be accepted by the Executive pro tanto in satisfaction of the obligation of the Company to remunerate him under the provisions of Clause 3.1.

4.        EXPENSES

          The Company shall reimburse the Executive all reasonable out of pocket expenses properly incurred by him in the performance of his duties hereunder including traveling, subsistence and entertainment expenses and he shall provide the Company with vouchers or other evidence of such expenses.

5.        MOTOR CAR/CAR ALLOWANCE

5.1 Subject to and in accordance with the "Company's Car Scheme" from time to time in force, the Company shall provide the Executive with the use of a motor car or monthly car allowance solely at the Company's discretion. The full policy document is held by the Group Personnel Manager.

6.        RETIREMENT, PENSION AND INSURANCE BENEFITS

6.1 In any event and without prior notice this Agreement shall terminate on the last day of the month in which the Executive attains the age of 65 years.

6.2 The Executive shall during the duration of this Agreement be entitled to:

6.2.1 Remain a member of the Company's contributory pension scheme (Brockbank Group Pension Scheme established by an interim deed dated 30th June 1980) subject to and in accordance with the rules of that scheme, full particulars of which have been supplied to the Executive. There is a contracting out certificate in force in respect of the Executive's employment; or

6.2.2     Receive equivalent payments to a personal pension plan.

6.3 The Company shall pay premiums on behalf of the Executive for private medical health insurance for himself, his spouse and minor children in accordance with the rules from time to time of the Company in which the Executive is entitled to be a participant or such other private health insurance scheme as the Company shall adopt.

6.4 The Company will provide a death insurance benefit equal to the four times your annual salary, subject to Inland Revenue Limits, and; the company will provide permanent health insurance.

7.        HOLIDAY ENTITLEMENT

7.1 The Executive shall be entitled to 25 working days holiday in each calendar year (as well as the customary public and statutory holidays) to be taken at such time or times as may be agreed with the Board.

7.2 On the termination of the Executive's appointment his holiday entitlement for the calendar year in which such termination takes place shall be in direct proportion to the length of service in that year and he shall be paid his salary in lieu of any such holiday entitlement not taken as at the date of termination.

8.        PLACE OR WORK

8.1 The Executive's normal place of work (excluding business traveling) shall be at Fitzwilliam House, 10 St. Mary Axe, London EC3A 8BS or at such other place within the United Kingdom as the Company may from time to time determine.

8.2 The Executive shall undertake such travel both within and outside the United Kingdom as may be necessary for the proper performance of his duties.

9.        AUTHORITY/REPRESENTATIONS

9.1 The Executive shall not within the prior consent of the Board (as evidenced by a resolution of the Board);

9.1.1 incur any capital expenditure in excess of such sum as may be authorised from time to time; or

9.1.2 enter into on behalf of the Company or any company in the Group any commitment, contract or arrangement outside the normal course of business or the scope of his normal duties or of an unusual or onerous or long term nature.

9.2 The Executive shall not at any time make any untrue statement in relation to the Company or any Group Company and in particular shall not after the termination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Group Company.

10.       BUSINESS INTERESTS AND CONFIDENTIALITY

10.1 During the continuance of his appointment hereunder the Executive shall not, without the prior written consent of the Board, directly or indirectly engage or be concerned or interested in any other business of a similar nature to which would or might compete with the business for the time being carried on by the Company or any Group Company either alone or jointly with or as a director, manager, agent or servant of any other person firm company or organisation, provided that nothing in this clause shall preclude the Executive from holding or being interested in investments representing not more than 5 percent of the issued investments of any class of a company any part of whose share or loan capital is quoted or dealt in on The Stock Exchange or the Unlisted Securities Market.

10.2 The Executive shall not either during the continuance of his appointment hereunder (except in the proper performance of his duties) nor at any time after the termination hereof make use of or divulge or communicate to any person, firm, company or organisation any of the trade secrets or other confidential information of the Company or any Group Company or of any of the respective Names or Syndicates represented or managed by the Company and the Group Companies which may heretofore or hereafter have been entrusted to him or have come to his knowledge at any time while in the service of the Company or any Group Company (whether under this Agreement or otherwise).

11.       DIRECTORSHIP

11.1 The Executive shall not prior to the termination of this Agreement resign or be subject to retirement by rotation as a director of any Group Company (unless the Articles of Association of the relevant Group Company as amended from time to time so provide) save as herein otherwise provided.

11.2 If the Executive shall cease for any reason whatsoever to be a director of any Group Company this Agreement shall (unless the parties otherwise agree in writing) thereupon automatically terminate but if such cessation is caused by any act or omission of either party without the consent, concurrence or complicity of the other such act or omission shall be deemed a breach of this Agreement and determination hereunder shall be without prejudice to any claim for damages in respect of such breach provided that the Executive shall be treated as the party in breach if he is removed from office in circumstances which justify termination under Clause 12.

11.3 Upon the termination of this Agreement for whatsoever reason the Executive shall at the request of the Company resign forthwith without claim for compensation from all offices held by him in any Group Company or from any position which he occupies as a trustee in relation to the business of the Company or any Group Company and in the event of his failing so to do within seven days after the making of such request the Company is hereby irrevocably authorised to appoint its secretary for the time being as the agent of the Executive in his name and on his behalf to give notice of such resignation and to do all other things requisite to give effect thereto.

12.       TERMINATION ON THE HAPPENING OF CERTAIN EVENTS

12.1 The Company shall have the right to terminate this Agreement without liability for compensation or damages:

12.1.1 by not less than 3 months' notice in writing given at any time while the Executive is incapacitated by illness or accident or otherwise from properly performing his duties hereunder and shall have been so incapacitated for a period or periods in the aggregate exceeding 180 days in any period of 12 consecutive months; or

12.1.2    forthwith by notice in writing in the Executive shall:

12.1.2.1 become bankrupt or make any arrangement or composition with his creditors or take advantage of any statute for the time being in force affording relief for insolvent debtors; or

12.1.2.2 be convicted or any criminal offence other than an offence under the Road Traffic Acts not involving a sentence of imprisonment; or

12.1.2.3 commit any material breach of any term of this Agreement which is incapable of remedy to the satisfaction of the Company within 28 days of being requested so to do by the Company; or

12.1.2.4 be guilty of material misconduct or material default in the course of his employment or commit any serious breach or (after warning) any repeated or continued breach of any of his duties and obligations as employee; or

12.1.2.5 wilfully neglect to perform or prove to be incapable of performing his duties hereunder (otherwise than as a result of illness, accident or other such incapacity); or

12.1.2.6 refuse or neglect to comply with any lawful orders or directions given to him by the Company; or

12.1.2.7 be guilty of conduct (whether or not connected with his employment) tending to bring himself or the Company into disrepute; or

12.1.2.8 be disqualified from being a director of the Company or any company under any legislation; or

12.1.2.9 become of unsound mind or has a receiver appointed under the Mental Health Acts; or

12.1.2.10 be precluded by the direction or regulation of the Council or Committee of Lloyd's or an authorised officer of Lloyd's from acting (otherwise than by an order of Administrative Suspension) as a director of a Lloyd's underwriting agent; or

12.1.2.11 commit a disciplinary offence for which he is censured in Lloyd's disciplinary proceedings which cen-sure materially affects his ability to perform his duties hereunder; or

12.1.3    forthwith without notice if the Executive shall die.

12.2 The Executive shall have no claim against the Company arising out of the termination of this Agreement or his appointment hereunder if:

12.2.1 such termination is by reason of reconstruction or amalgamation, whether by winding up the Company or otherwise, and the Executive shall be offered employment with any company, concern or undertaking resulting from such reconstruction or amalgamation of a similar nature to his appointment hereunder on terms no less favourable to him than those contained in this Agreement; or

12.2.2 the Executive shall refuse or fail to agree to accept employment on terms no less favourable to him than those contained in this Agreement by a company concern or undertaking which has acquired or agreed directly or indirectly the whole or substantially the whole of the undertaking and assets of the Company or the whole or not less than 90 per cent of the issued equity share capital of the Company and the Company shall terminate this Agreement within one month after such refusal or failure to agree.

13.       OTHER TERMS AND CONDITIONS APPLICABLE ON TERMINATION

     Upon the termination of the Executive's appointment howsoever occasioned he shall forthwith deliver to the Company (without retaining copies of the same) all correspondence, drawings, specifications, accounts, documents and papers of any description relating to the affairs and business of the Company or any Group Company whether or not the same were prepared by him or were originally supplied by the Company or a Group Company and all other property of the Company or any Group Company within his possession or under his control.

14.       GRIEVANCE PROCEDURE

     If the Executive is dissatisfied with any disciplinary decision or if he has any grievance relating to this appointment hereunder he should follow the procedure set out in the Staff Handbook.

15.       SURVIVAL OF COVENANTS

     Notwithstanding the termination of this Agreement it shall remain in full force and effect to the extent that the obligations of the Executive which are expressed to operate thereafter or are of a continuing nature are con-cerned and may be enforced against the Executive accordingly.

16.       INCORPORATION OF SCHEDULES

     The provisions of the First Schedule hereto form part of this Agreement and are incorporated herein.

17.       GOVERNING LAW

     This Agreement shall be governed by the Laws of England and Wales and the parties hereto submit to the exclusive jurisdiction of the courts of England and Wales.

18.       DEFINITIONS

     In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:

18.1      "Commencement Date" 1st January 1995

18.2 "Board" the Board of Directors of the Company (or any director or committee of directors duly authorised by the Board);

18.3 "working days" weekdays but excluding Saturdays, bank or other public holidays;

18.4      "calendar year" a year commencing 1st January;

18.5 "Group Company" any company which is for the time being a subsidiary of the Company or a holding company of the Company or any subsidiary of such holding company within the meaning of section 736 Companies Act 1985 (as amended);

18.6 "Lloyd's" the Society and Corporation of Lloyd's created and governed by the Lloyd's Acts 1971-1982; and

18.7 "Names" and "Syndicates" the meanings ascribed to such expressions in paragraph 1 of the First Schedule hereto.

19.       NOTICES

     Any notice to be given hereunder shall be in writing and may be served in the case of the Executive by being delivered personally to him or left for his or sent by registered post addressed to him at his usual or last known address or in the case of the Company by being delivered at or sent by registered post or recorded delivery addressed to its registered office for the time being.

20.       PRIOR AGREEMENTS

     This Agreement:

20.1 shall take effect in substitution for all previous agreements and arrangements whether written oral or implied between the Company or any Group Company and the Executive relating to the service of the Executive all of which agreements and arrangements shall be deemed to have been terminated by mutual consent as from the Commencement Date;

20.2 contains the whole of the terms agreed in respect of the Executive's employment as from the Commencement Date; and

20.3 shall only be capable of being varied by a supplemental agreement or memorandum in writing signed by or on behalf of the parties hereto.

EXECUTED AS A DEED by the Company    )

in the presence of:                  )

Director_____________________________

Secretary____________________________

SIGNED AS A DEED and DELIVERED       )

by the EXECUTIVE in the presence of  )

                              THE FIRST SCHEDULE
                              ------------------

                             RESTRICTIVE COVENANTS
                             ---------------------

1.   DEFINITIONS

     In the Schedule unless the context otherwise required the following expressions shall have the following meanings:

1.1  "Brockbank" Brockbank Group plc and any of its subsidiaries;

1.2 "Brockbank Syndicates" any Syndicates from time to time managed by Brockbank;

1.3 "the Business" the business of a Managing Agency as Lloyd's or corporate syndicate at Lloyd's and its ancillary activities or any part thereof carried on by any Group Company as at the Termination Date and the period of 12 months prior thereto within England and Wales and the business of any Group Company at the Termination Date to which the Executive has rendered services or by which he has been engaged at any time during the period of 12 months prior to the Termination Date;

1.4 "directly or indirectly" (without prejudice to the generality of the expression) whether as principal or agent either alone or jointly or in partnership with any other person firm company or (except as the holder of securi-
      ies listed dealt in or traded on a recognised Stock Exchange, not xceeding 3% in nominal value of the securities of that class) as a shareholder in any other company being concerned or interested in any other person firm or company and whether as a director principal partner consultant employee or otherwise;

1.5 "Senior Executive" a person who is or was at any time while the Executive was employed by the Company or engaged by any Group Company:

1.5.1 engaged or employed as an employee, director or consultant of that company; and

1.5.2 engaged in a capacity in which he obtained Information; and

1.5.3 entitled to emoluments (including commission if any) exceeding the annual rate of (Pounds)50,000; and

1.5.4 so engaged at any time during the period of 12 months prior to the Termination Date;

1.6 "Council" the Council of Lloyd's which includes its delegates and persons by whom it acts;

1.7 "Information" information or knowledge of a confidential nature concerning and relating to the goodwill of the

     Business including (without prejudice to the generality of the foregoing) information and know-how as to proposed policy wordings or proposed insurance policies to be offered by Brockbank but which are not available at Lloyd's during the Restriction Period, suppliers, Lloyd's Brokers, Members' Agents, business policy and expansion or forward planning programmes which the Executive shall have acquired before the Termination Date;

1.8 "Lloyd's Adviser" a person who is listed on the register of Lloyd's Advisers maintained under the Lloyd's Advisers Byelaw (No. 19 of 1993);

1.9 "Lloyd's Broker" a partnership or body corporate permitted by the Council to broke insurance business at Lloyd's;

1.10 "Members' Agent" an underwriting agent which is listed as a members' agent on the register of underwriting agents maintained under the Underwriting Agents Byelaw (No. 4 of 1984);

1.11 "Names" underwriting members of Lloyd's;

1.12 "the Restriction Period" the period of 12 months from the Termination Date;

1.13 "Syndicate" shall have the same meaning as contained in the Underwriting Agents Byelaw (No. 4 of 1984); and

1.14 "Termination Date" the date which actually terminates the Executive's employment hereunder.

2. The parties hereto agree and acknowledge that it is reasonable and necessary for the protection of goodwill and trade connections of the Business that the Executive should be restrained in the terms of the covenants contained herein from making available or using for the benefit of himself or a competitor or potential competitor Information which he has obtained and is likely to obtain in the course of his employment as an Executive of the Company.

3. The Executive accordingly covenants with the Company that in view of the circumstances referred to in paragraph 2 of this Schedule, he will not (other than for and on behalf of the Company or any Group Company) without the prior written consent of the Board (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company and any Group Company) directly or indirectly:

3.1  at any time during the Restriction Period:

3.1.1 be engaged or concerned or interested or participate in a business the same as or in competition with the Business in the City of London;

3.1.2 in relation to a business which may in any way be in competition with the Business, canvass, solicit or entice the custom of or approach or cause to be canvassed, solicited, enticed or approached or deal with or supply any services to any person who at the date hereof or at any time during the period of two years prior to the Termination Date has been a Members' Agent or Lloyd's Adviser providing as agent for and on behalf of its Names capacity of at least (Pounds)5 million to one or more of the Brockbank Syndicates; or

3.1.3 in relation to a business which may in any way be in competition with the Business, offer employment to or employ or offer to conclude any contract for services with any Senior Executive or procure or facilitate the making of such an offer by any person, firm or company who shall be in competition with the Business within such Restriction Period; or

3.1.4 solicit or entice any Senior Executive to leave his employment with the Company or any Group Company;

3.1.5 knowingly assist any competitor of the Company or any Group Company or any of its subsidiaries to a material extent in carrying on or developing any business which may in any way be the same as or similar to or in competition with the Business;

3.2 at any time solicit or entice or endeavour to solicit or entice any person to breach his contract of employment or contract for services with the Company or any Group Company or procure or facilitate such by any person firm or company;

3.3 except as required by law at any time do or say anything likely or calculated to lead any person, firm or company to withdraw from or cease to continue offering to the Company or any Group Company any rights then enjoyed by it or in any other way to cease to do business or reduce the amount of business it transacts with any member of the Company or any Group Company;

3.4    at any time:

3.4.1 disclose to any person (except as required by law) or use to the detriment of the Company or any Group Company any Information which he has acquired before the Termination Date;

3.4.2 falsely represent himself as being connected with or interested in the Company or any Group Company or in the Business;

3.4.3 at any time carry on a business under the name "Brockbank" or any similar or other name likely to confuse or mislead any part of the public.

4.     The Executive hereby acknowledges and agrees with the Company that:

4.1 each of the sub-clauses contained in paragraph 3 of this Schedule constitutes an entirely separate severable and independent covenant and restriction on him;

4.2 the duration, extent and application of each of the restrictions contained in paragraph 3 are no greater than is necessary for the protection of the goodwill and trade connections of the Business; and

4.3 in the event that any restriction on him contained in paragraph 3 of this Schedule shall be found void but would be valid if some part thereof were deleted such restriction shall apply with any such deletion as may be necessary to make it valid and effective.

            ADDENDUM TO SERVICE AGREEMENT BETWEEN M.E. BROCKBANK AND
                  THE BROCKBANK GROUP plc DATED 1 JANUARY 1995


Sub-Clause 3(b)

You will be entitled to 15% of all net retained profit commission received by the managing agencies within the Group for the 1992, 1993 and 1994 years of account only. This arrangement ceases with effect from the 1995 year of account in accordance with the terms of the buy-out agreement dated 30 December 1994. (Net retained profit commission is defined as profit commission received less introducers profit commissions payable).

Signed on behalf of the Company

Director

Signed by Executive

9 March 1995

                                      BROCKBANK

                                      The Brockbank Group plc
                                      Fitzwilliam House
                                      10 St. Mary Axe, London
                                      EC3A 8BS
                                      Telephone 0171-3902101
                                      Fax 0171-3902102

Attn:  M.E. Brockbank

                                                             29th September 1995

Dear Mark,

You are invited to accept the amendments, set out below, to your Service Agreement dated 1st January 1995.

On agreeing to and accepting these changes your Service Agreement, together with this statement and the Company Handbook, will form your terms and conditions of employment.

The words defined in your service agreement shall have the same meaning when used in this statement.

1. The period of time for which any restrictive covenants in your service agreement are expressed to apply after the Termination Date shall be reduced by the amount of time, if any, which you are placed on "gardening leave" prior to the Termination Date under your service agreement.

2. With regard to the restrictive covenants contained in the first schedule to your service agreement, the Company confirms that insofar as the Board refuse consent pursuant to paragraph 3 of that Schedule or give such consent on a qualified basis which effectively prohibits you from working during the Restriction Period, the Company shall pay you monthly in arrears during the Restriction Period an amount equal to your monthly salary pursuant to clause 3.1 of your service agreement immediately prior to the Termination Date.

Provided always that:

     a) The Company shall have no obligation to pay you pursuant to this letter if your employment with the Company shall have been terminated pursuant to clause 12.1.2 of your service agreement;

     b) you continue to observe the obligations in your service agreement which survive the Termination Date; and

     c) you shall not be entitled to any other benefits during any such Restriction Period including but not limited to pension and insurance benefits.

The remainder of your terms and conditions of employment are unaltered.

To confirm your agreement to these amendments please sign, date and return to me the enclosed copy of this letter.

Yours sincerely,

KJ ALLEN

I accept the amendments to the Service Agreement set out in this statement.

Signed:   _________________________________

Dated:    _________________________________

                         Brockbank Underwriting Limited
                                10 St. Mary Axe
                                London EC3A 8BS

                  Registered in England and Wales no. 3108265

To:  Mark Brockbank Esq.

                                                             13th December, 1995

Dear Mark,

                          Your Contract of Employment
                          ---------------------------

          This letter is to record the amendments which we have agreed shall be made to your contract of employment with effect from Completion (as defined in the Subscription and Shareholders' Agreement of today's date between The Brockbank Group plc, Mid Ocean Limited, Mid Ocean Reinsurance Company Limited and Baltusrol Holdings Ltd.).

          Rather than your contract being terminable on 12 months' notice by either party expiring at any time, your contract is not terminable on 12 months' notice by either party, such notice not to expire before the third anniversary of Completion. In addition, the "Restriction Period" referred to in your written contract shall be a period of 2 years. In all other respects your current contract of employment (as amended prior to the date hereof) shall continue in full force and effect.

          Please confirm your agreement to the above by signing below.

                                    Yours sincerely,

                                    __________________________
                                    for and on behalf of
                                    Brockbank Underwriting
                                    Limited
Agreed

_________________________
Mark Brockbank
13th December, 1995

To:  Mid-Ocean Reinsurance Company Ltd.
     Brockbank Holdings Limited
     Brockbank Underwriting Limited

From:     Mark Brockbank

                                                             13th December, 1995

Dear Sirs,

                                 Use of Names
                                 ------------

          I refer to the Subscription and Shareholders' Agreement between Brockbank Group Plc ("Brockbank Group"), Mid-Ocean Limited, Mid-Ocean Reinsurance Company Ltd. and Balrusrol dated today (the "Shareholders Agreement") and the Agreement for the Sale and Purchase dated yesterday of the business and assets of Brockbank Group between Brockbank Group and Brockbank Underwriting Limited (the "Hivedown Agreement").

          I hereby undertake that for the period of 5 (five) years from the date of completion of the Shareholders Agreement I shall not carry on any business which competes or is likely to compete with the business of Brockbank Underwriting or any holding company or subsidiary of Brockbank Underwriting (the "Restricted Business") under or by reference to the name (and/or trade mark) "Brockbank" and shall not directly or indirectly assist or be involved in any business which conducts the Restricted Business. I further agree for such period not to licence or purport to license the "Brockbank" name to any person in connection with any Restricted Business.

          I recognise that this restriction is reasonable in connection with the transactions contemplated by the agreements referred to above and that any use of the name Brockbank which would breach or infringe the undertaking given by me above would not be legitimate or bona fide.

          This document is intended to create a legally binding undertaking and shall be construed in accordance with English law.

          I intend this document to be a deed and execute and deliver it as a deed.

Signed as a Deed by Mark Brockbank ______________________________________

in the presence of:_____________________________________